Exhibit (14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 18, 2004, relating to the financial statements and financial highlights which appear in the December 31, 2004, Annual Reports to Shareholders of the PIMCO Money Market Portfolio and PIMCO Total Return Portfolio, two portfolios of the PIMCO Variable Insurance Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

Kansas City, Missouri

March 11, 2005